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                                                                    Exhibit 7(a)


                                 AMENDED AND RESTATED STOCK OPTION FULFILLMENT AGREEMENT (this "Agreement") dated as of June 10, 2000, between Liberty Media Corporation ("Liberty") and Liberty Livewire Corporation ("Livewire")

                                    Recitals

      A. Liberty and Livewire are parties to the Agreement and Plan of Merger dated as of December 10, 1999, as amended (the "Merger Agreement") among AT&T Corp. ("Parent"), B-Group Merger Corp. ("Merger Sub"), Liberty and Livewire (then known as "The Todd-AO Corporation"). On June 9, 2000, pursuant to the Merger Agreement, Merger Sub merged (the "Merger") with and into Livewire, which was the surviving corporation in the Merger.

      B. Upon consummation of the Merger, all outstanding stock options of Livewire's predecessor became options (the "Carryover Options") to purchase, for each share of common stock for which such option was exercisable prior to the Merger, (i) 0.5 of a share of LMGA (as defined below) and (ii) 0.4 of a share of the Class A Common Stock, par value $0.01 per share, of Livewire. The Merger Agreement provides that the Carryover Options are obligations of Livewire.

      C. On June 10, 2000, Liberty and Livewire entered into a Stock Option Fulfillment Agreement (the "Original Fulfillment Agreement"), which provided a mechanism for Livewire to fulfill its obligations under the Carryover Options as they pertain to shares of LMGA. However, that mechanism was not utilized by the parties.

      D. On December 10, 2000, all Carryover Options not previously exercised by the holders thereof were automatically terminated in accordance with their terms. Livewire has performed its obligations under all Carryover Options exercised for shares of LMGA prior to such date.

      E. Liberty and Livewire desire to amend and restate the Original Fulfillment Agreement in its entirety to read as provided herein, with the same effect as if this Agreement, and not the Original Fulfillment Agreement, had been entered into on the date first written above.

      NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

      1. Certain Definitions. As used herein, the following terms have the corresponding meanings:


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         1.1. "Average Closing Price" means, on any date, the average of the high and low price per share of the LMGA during normal trading hours on such date, as reported on the New York Stock Exchange composite transaction tape.

         1.2. "Liabilities" means any and all liabilities, obligations, losses, costs, damages, expenses, claims, actions and causes of action whatsoever, whether known or unknown, matured or unmatured, fixed or contingent.

        1.3. "LMGA" means the Class A Liberty Media Group Common Stock, par value $1.00 per share, of Parent.

         1.4. "Net Amount" means, with respect to any Carryover Option, the amount by which (A) the Average Closing Price on the date such Carryover Option was exercised exceeds (B) the exercise price per share of LMGA under such Carryover Option, as stated in the applicable Notice of Exercise.

      2. Carryover Options.

         2.1. Obligations of Livewire. The Carryover Options shall be the obligations of Livewire and Livewire shall be solely responsible for the fulfillment thereof and all payroll, withholding and other taxes relating thereto. Livewire shall indemnify and defend Liberty for any and all Liabilities arising from or in connection with the Carryover Options or any modification or termination thereof, other than Liberty's express obligations under this Agreement. Nothing in this Agreement shall confer upon any holder of a Carryover Option any rights against Liberty whatsoever.

         2.2. Notice of Exercise. From and after the Merger, upon any exercise by the holder thereof of any Carryover Option, Livewire shall provide written notice of such exercise to Liberty (a "Notice of Exercise"), stating (i) the date of such exercise, (ii) the number of shares of LMGA issuable upon such exercise in accordance with the terms of the Carryover Option and (iii) the exercise price per share of LMGA payable by such holder in accordance with the terms of the Carryover Option.

         2.3. Remittance. Upon receipt of any Notice of Exercise pursuant to
Section 2.2, Liberty shall promptly remit to Livewire funds in an amount equal to the product of (i) the number of shares of LMGA subject to the Carryover Option described in such Notice of Exercise, to the extent exercised, times (ii) the Net Amount with respect to such Carryover Option.

         2.4. Issuance of LWIRB. Livewire shall issue to Liberty, for each Carryover Option funded pursuant to Section 2.3, a number of shares of Livewire's Class B Common Stock, par value $0.01 per share ("LWIRB"), equal to the product of (i) the number of shares of LMGA subject to such Carryover Option, to the extent exercised, times (ii) the Net Amount with respect to such Carryover Option, divided by (iii) the Average Closing Price on the date such Carryover Option was exercised, times (iv) 1.2.


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        2.5. No Fractional Shares. No fractional shares of LWIRB shall be issued pursuant to Section 2.4. If a fractional share would otherwise be issuable hereunder, then the aggregate number of shares of LWIRB issuable hereunder shall be rounded to the nearest whole number.

        2.6. Amounts Received. Livewire shall be entitled to retain any and all exercise prices and/or other amounts paid upon the exercise of any Carryover Option.

      3. Representations and Warranties of Liberty. Liberty hereby represents and warrants to Livewire as follows:

                (a) Requisite Power. Liberty has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                (b) Due Authorization. The execution and delivery of this Agreement by Liberty and the performance by Liberty of its obligations hereunder have been duly authorized by all requisite corporate action of Liberty.

                (c) Execution and Enforceability. This Agreement has been duly executed and delivered by Liberty and, assuming due authorization, execution and delivery by Livewire, is a valid, binding and enforceable obligation of Liberty, except to the extent that enforceability may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally.

                (d) Investment Purpose. The shares of LWIRB that Liberty acquires pursuant to this Agreement shall be acquired for Liberty's own account, for investment purposes, and not with a view to, or for, any resale or distribution, in whole or in part. Liberty acknowledges that, at the time issued, such shares shall not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws and may not be resold unless subsequently registered under the Securities Act or an exemption from such registration is available. Liberty acknowledges that certificates representing the shares of LWIRB acquired by Liberty hereunder will bear an appropriate restrictive legend in customary form for securities issued without registration under the Securities Act.

      4. Representations and Warranties of Livewire. Livewire hereby represents and warrants to Liberty as follows:

                (a) Requisite Power. Livewire has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                (b) Due Authorization. The execution and delivery of this Agreement by Livewire and the performance by Livewire of its obligations hereunder have been duly authorized by all requisite corporate action of Livewire.


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                (c) Execution and Enforceability. This Agreement has been duly executed and delivered by Livewire and, assuming due authorization, execution and delivery by Liberty, is a valid, binding and enforceable obligation of Livewire, except to the extent that enforceability may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally.

                (d) LWIRB. All shares of LWIRB to be issued to Liberty hereunder have been duly authorized and, when issued and delivered to Liberty pursuant to this Agreement, shall be validly issued, fully paid and nonassessable. Livewire has reserved a sufficient number of authorized shares of LWIRB in order to perform its obligations under this Agreement.

      5. Reconciliation.

        5.1. Options Exercised. From the date of this Agreement through December 10, 2000, Carryover Options were exercised with respect to an aggregate of 489,523 shares of LMGA. Liberty acknowledges receipt of Notices of Exercise hereunder with respect to such Carryover Options.

        5.2. Funding Received by Livewire. Livewire acknowledges receipt from Liberty of $5,093,077.97 pursuant to Section 2.3 of this Agreement.

        5.3. Certificates Received by Liberty. Liberty acknowledges receipt from Livewire of stock certificates representing 375,437 shares of LWIRB that were intended to be delivered pursuant to the Original Fulfillment Agreement (collectively, the "Old Certificates").

        5.4. Correction. Based on the Notices of Exercise delivered to Liberty by Livewire hereunder, the number of shares to which Liberty is entitled, in exchange for the funding received by Livewire from Liberty hereunder, is 296,039 shares of LWIRB.

        5.5. Cancellation and Exchange of Certificates. On or before February 23, 2001, Livewire will issue and deliver to Liberty one or more stock certificates in proper form, duly executed and representing Liberty's ownership of 296,039 shares of LWIRB issued to Liberty by Livewire hereunder (collectively, the "New Certificates"), against delivery by Liberty to Livewire of the Old Certificates, duly endorsed for cancellation or accompanied by duly executed stock powers in proper form therefor. Upon the issuance and delivery of the New Certificates as provided for herein, the Old Certificates (and an additional certificate for 8,819 shares of LWIRB that was executed by Livewire but never delivered to Liberty) shall immediately and automatically be cancelled and terminated, without further consideration or action by any person, and shall thereafter be null, void and of no force or effect whatsoever.


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      6. Miscellaneous.

        6.1. Applicable Law. This Agreement and the legal relations between the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

        6.2. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of each other party, which consent shall not be unreasonably withheld or delayed. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        6.3. Counterparts. This Agreement may be executed in multiple and/or separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

        6.4. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof, including without limitation the Original Fulfillment Agreement, which is hereby rescinded as of the date thereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        6.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        6.6. Registration Rights. For the avoidance of doubt, all shares of LWIRB issued to Liberty hereunder (and any shares of Class A Common Stock of Livewire issued in respect thereof) shall constitute registrable shares under the Registration Rights Agreement dated as of December 22, 2000, between Liberty and Livewire.


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      IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.



                                    LIBERTY MEDIA CORPORATION



                                    By:  /s/Marcus O. Evans
                                       ------------------------------
                                       Name: Marcus O. Evans
                                       Title:EVP and General Counsel




                                    LIBERTY LIVEWIRE CORPORATION



                                    By: /s/Elizabeth M. Markowski
                                        ----------------------------
                                        Name: Elizabeth M. Markowski
                                        Title: Senior Vice President


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